UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

August 21, 2013

PDK ENERGY INC.

(Name of small business issuer specified in its charter)

Mississippi	000-54569	27-3054731
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

10575 N. 114th Suite 103

Scottsdale, AZ, 85259

(Address of principal executive offices)

(former name or former address, if changed since last report)

480-344-7770

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF MATERIAL DEFINITIVE AGREEMENT

On August 21, 2013, PDK Energy, Inc., a Mississippi corporation (the “Company”) terminated the Definitive Agreement with Mix1, LLC, an Arizona Limited Liability Corporation (“Mix”), dated July 5, 2013 (the “Agreement”), to purchase all of Mix’s assets in exchange for One Hundred Twenty Thousand Dollars ($120,000) in cash and Two Million Five Hundred Thousand (2,500,000) shares of the Company’s common stock (the “Shares”).  As a result of the termination of the Agreement, the Company shall not issue the Shares to Mix, however, the $120,000 that the Company paid to Mix is non-refundable.

The foregoing description of the Agreement is a brief summary of its terms and does not purport to be complete, and is qualified in its entirety by reference to the Agreement, a copy of which was filed as Exhibit 1 to the Current Report on Form 8-K, filed with the Commission on July 11, 2013 and is incorporated herein by reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

On August 21, 2013, Cameron Robb resigned as the sole Officer and Director of the Company and the Company accepted the appointment of Eric Joffe as the sole Officer and Director. Mr. Robb’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, practices, or otherwise.

ITEM 9.01	(d) EXHIBITS

Exhibit	Exhibit Description

99.1	Letter of Resignation from Cameron Robb dated August 21, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2013	PDK Energy, Inc. By: /s/ Eric Joffe Eric Joffe Sole Officer and Director